UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 14, 2005

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620
(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015-4633
(Address of principal executive offices)	(Zip Code)

847.948.2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 14, 2005, Baxter International Inc. (the “Company”) issued a press release announcing that it would restate its financial statements for the years 2001 through 2003 and for the first three quarters of 2004 as a result of income tax accounting errors affecting balance sheet accounts only. The situation arises primarily from errors related to income tax accounting for periods prior to 2001 and from classification errors of certain income tax and other related balance sheet accounts. In addition to reclassification of certain income tax balance sheet accounts for 2001 through 2003, the net effect of the restatement will be to increase the Company’s previously reported stockholders’ equity for the years 2001 through 2003 by approximately $108 million. Stockholders’ equity as of December 31, 2004, as previously reported in the Company’s Current Report on Form 8-K filed January 27, 2005, will be increased by approximately $130 million as a result of the restatement. The restatement will not affect the Company’s reported tax rates for the affected years, or the anticipated tax rate for 2005, nor will it affect the Company’s business prospects or earnings outlook for 2005 and beyond. The press release is furnished as Exhibit 99 to this Current Report on Form 8-K and incorporated by reference into this Item 2.02. This Current Report on Form 8-K and the press release contain statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth in the press release.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 14, 2005, the Audit Committee of the Board of Directors of the Company concluded that the previously issued financial statements for the years 2001 through 2003 and the first three quarters of 2004 should not be relied upon because of errors in those financial statements and that the Company would restate these financial statements to make the necessary accounting corrections. The subject matter giving rise to this conclusion was discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

The restatement, which will be effected through an amendment to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, relates to income tax accounting errors affecting balance sheet accounts only for these periods, and does not affect the Company’s previously reported revenue, cash flow, net income or earnings per share for those periods.

All necessary corrections and restated financial statements for the fiscal years 2003, 2002 and 2001 are expected to be completed to allow the Company to timely file with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2004. Amendments to the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004 are expected to be filed in the near future.

A copy of the Company’s press release issued March 14, 2005 is furnished as Exhibit 99 to this Form 8-K and is incorporated by reference into this Item 4.02.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99	Press Release dated March 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.
(Registrant)

By:	/s/ Marla S. Persky
Marla S. Persky
Acting General Counsel and Acting
Corporate Secretary

Date: March 14, 2005

Exhibit Index

Exhibit No.	Description
99	Press Release dated March 14, 2005